Exhibit 99.1

Mesa Labs Reports Record First Quarter Revenues

Lakewood, Colorado, July 31, 2017 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today reported record revenues for the first quarter ended June 30, 2017.

Revenues for the first quarter increased seven percent to $22,673,000 as compared to $21,114,000 for the same quarter last year. Operating income for the first quarter decreased 23 percent to $1,982,000 as compared to $2,575,000 for the same quarter last year. Net income for the first quarter decreased 21 percent to $1,517,000 or $0.39 per diluted share of common stock as compared to $1,930,000 or $0.51 per diluted share of common stock for the same quarter last year. Operating and net income for the first quarter ended June 30, 2017 were impacted by unusual items consisting of a $522,000 expense, before tax, related to relocation costs associated with the consolidation of our current Biological Indicator facilities in Omaha, Nebraska, Bozeman, Montana and Traverse City, Michigan into our new building in Bozeman, Montana and a $406,000 expense, before tax, related to a reserve for slow moving inventory associated with the discontinuance for sale of certain products due to the recent introduction of new or modified products and the consolidation of other product sets. Net income for the first quarter ended June 30, 2017 was also impacted by an unusual item consisting of a $300,000 expense (included in other expense, net), before tax, related to an increase in the PCD earn-out liability which resulted from higher revenues in the product line than were forecasted.

On a non-GAAP basis, adjusted operating income1 (which excludes the non-cash impact of amortization of intangible assets and stock compensation expense) for the first quarter decreased 11 percent to $4,126,000 or $1.05 per diluted share of common stock as compared to $4,625,000 or $1.22 per diluted share of common stock for the same quarter last year. Adjusted operating income for the first quarter ended June 30, 2017 was impacted by the first two items noted above.

“Mesa started out fiscal 2018 with a solid first quarter from a revenues perspective,” said John J. Sullivan, President and Chief Executive Officer. “Overall revenues were up seven percent compared to the first quarter of last year, with three of our four Divisions posting increases. Organic growth this quarter was six percent, with the Cold Chain Monitoring Division leading the way at 13 percent, along with contributions from the Instruments and Biological Indicators Divisions at five percent and eight percent, respectively. Our Cold Chain Packaging (“CCP”) Division had a difficult quarter, and revenues were 12 percent below this quarter last year. The CCP business is seasonal, with higher revenues in the summer and fall associated with flu vaccines shipments. Additionally, our revenues can vary quarter-to-quarter depending on orders from our largest CCP customer, as they adjust their packaging inventory based on anticipated demand.”

“As mentioned above, profitability for the first quarter was negatively impacted by several expenses that were one-time in nature,” Mr. Sullivan continued. “These included inventory reserves associated with product end-of-life actions across three of our Divisions and facility relocation expenses within our Biological Indicators Division. Absent these additional expenses, gross margin percentage would have increased by two percentage points, operating income would have increased 13 percent and adjusted operating income (see definition below) would have increased nine percent, all compared to this quarter last year. While we will continue to experience Biological Indicator facility relocation expenses for the remainder of the fiscal year, these should be at a lower level than the first quarter, as we have now closed the facility in Omaha, Nebraska. We will closely monitor profitability for the remainder of the fiscal year and take appropriate actions, if required. Net income was also impacted by the same expenses discussed above, partially offset by a significant decrease in our effective tax rate due to substantial tax benefits associated with stock option exercises by our employees.”

“Starting this quarter, we are changing our non-GAAP profitability metric. For many years we have been using Adjusted Net Income (“ANI”), which is GAAP net income with the addition of tax-effected intangible asset amortization. We have been using ANI and ANI per share as our primary profitability metrics, by which we measure our success, and as a component in all of Mesa’s incentive compensation plans. Upon our adoption of ASU 2016-09 at the beginning of fiscal 2016, the cumulative gains from stock option exercises by our employees and directors have resulted in a highly variable corporate tax rate. Since ANI is an after-tax metric, it has been subject to wide fluctuations based on our effective tax rate, making meaningful quarterly and annual profit comparisons difficult. We are replacing ANI with Adjusted Operating Income (“AOI”), which is calculated by adding back two of our larger non-cash expenses, intangible asset amortization and stock based compensation expense, to GAAP operating income. We believe AOI is a better reflection of the underlying strength of the core business. As this is a pre-tax calculation, it will not be subject to the same fluctuations as ANI. As has been our practice, we will not be adjusting AOI for any one-time or unusual expenses. For the current fiscal year, we have also adopted AOI as our profitability metric for our incentive compensation plans for everyone in the company.”

1 The non-GAAP measures of adjusted operating income and adjusted operating income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets and stock-based compensation expense. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary (Unaudited except for the information as of March 31, 2017)

Consolidated Statements of Income (Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended June 30,
	2017	2016
Revenues	$22,673	$21,114
Cost of revenues	10,002	9,100
Gross profit	12,671	12,014
Operating expenses	10,689	9,439
Operating income	1,982	2,575
Other expense, net	679	406
Earnings before income taxes	1,303	2,169
Income tax benefit (expense)	214	(239)
Net income	$1,517	$1,930

Net income per share (basic)	$0.41	$0.53
Net income per share (diluted)	0.39	0.51

Weighted average common shares outstanding:
Basic	3,736	3,646
Diluted	3,923	3,802

Consolidated Balance Sheets

(Amounts in thousands)	June 30, 2017 (Unaudited)	March 31, 2017
Cash and cash equivalents	$2,976	$5,820
Other current assets	30,775	29,965
Total current assets	33,751	35,785
Property, plant and equipment, net	25,821	26,002
Other assets	109,411	109,946
Total assets	$168,983	$171,733

Liabilities	$67,992	$73,912
Stockholders’ equity	100,991	97,821
Total liabilities and stockholders’ equity	$168,983	$171,733

Reconciliation of Non-GAAP Measures
(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended June 30,
	2017	2016
Operating income	$1,982	$2,575
Amortization of intangible assets	1,604	1,621
Stock-based compensation expense	540	429
Adjusted operating income	$4,126	$4,625

Adjusted operating income per share (basic)	$1.10	$1.27
Adjusted operating income per share (diluted)	1.05	1.22

Weighted average common shares outstanding:
Basic	3,736	3,646
Diluted	3,923	3,802

The non-GAAP measures of adjusted operating income and adjusted operating income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets and stock-based compensation. We believe that excluding these non-cash expenses provides the ability to better understand the operations of the Company.

We provide non-GAAP adjusted operating income and non-GAAP adjusted operating income per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets and stock-based compensation expense can have a material impact on our operating and net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP consolidated statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

About Mesa Laboratories, Inc.

We pursue a strategy of focusing primarily on quality control products and services, which are sold into niche markets that are driven by regulatory requirements. We prefer markets that have limited competition where we can establish a strong presence and achieve high gross margins. We are organized into four divisions across eight physical locations. Our Instruments Division designs, manufactures and markets quality control instruments and disposable products utilized in the healthcare, pharmaceutical, food and beverage, medical device, industrial hygiene, environmental air sampling and semiconductor industries. Our Biological Indicators Division provides testing services, along with the manufacturing and marketing of biological indicators and distribution of chemical indicators used to assess the effectiveness of sterilization processes, including steam, hydrogen peroxide, ethylene oxide and radiation, in the hospital, dental, medical device and pharmaceutical industries. Our Cold Chain Monitoring Division designs, develops and markets systems which are used to monitor various environmental parameters such as temperature, humidity and differential pressure to ensure that critical storage and processing conditions are maintained in hospitals, pharmaceutical and medical device manufacturers, blood banks, pharmacies and other laboratory and industrial environments. Our Cold Chain Monitoring Division also provides parameter (primarily temperature) monitoring of products during transport in a cold chain and consulting services such as compliance monitoring and validation or mapping of transport and storage containers. Our Cold Chain Packaging Division provides packaging development consulting services and thermal packaging products such as coolers, boxes, insulation materials and phase-change products to control temperature during transport.

Forward Looking Statements

This press release may contain information that constitutes "forward-looking statements." Generally, the words "believe," “estimate,” "expect," "project," “anticipate,” “intend,” "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenue growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2017, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: John J. Sullivan, Ph.D.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com